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                                                                     EXHIBIT 8.2


                             [VINSON & ELKINS LOGO]
                                ATTORNEYS AT LAW
                             VINSON & ELKINS L.L.P.
                           3700 TRAMMELL CROW CENTER
                                2001 ROSS AVENUE
                            DALLAS, TEXAS 75201-2975


WRITER'S TELEPHONE               WRITER'S EMAIL                    WRITER'S FAX
 (214) 220-7721                 jmeyer@velaw.com                  (214) 999-7721



                                November 5, 1997



ProNet Inc.
6340 LBJ Freeway
Dallas, Texas  75340

Gentlemen:

         You have requested our opinion with respect to certain federal income tax consequences of the planned merger (the "Merger") of ProNet Inc. ("ProNet") with and into Metrocall, Inc. ("Metrocall") pursuant to an Agreement and Plan of Merger dated as of August 8, 1997 (the "Merger Agreement"). Defined terms used in the Merger Agreement have the same meaning when used herein, unless otherwise defined herein.

         In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Merger Agreement (including all disclosure schedules thereto), (ii) the Joint Proxy Statement/Prospectus (which was included in the Registration Statement, as amended, filed by Metrocall and ProNet with the Securities and Exchange Commission (the "Registration Statement")), and (iii) the officers' certificates of even date herewith which were provided to us by Metrocall and ProNet. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

         On the basis of and subject to the foregoing, and subject to the limitations set forth below, it is our opinion that, under presently applicable federal income tax law, the Merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and ProNet and Metrocall will each be a party to that reorganization within the meaning of Section 368(b) of the Code. As a result, the following U.S. federal income tax consequences will occur:




HOUSTON    DALLAS    WASHINGTON, D.C.    AUSTIN    MOSCOW    LONDON    SINGAPORE
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ProNet Inc.
November 5, 1997
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                 (a)      no gain or loss will be recognized by ProNet or
         Metrocall in connection with the Merger;

                 (b) no gain or loss will be recognized by ProNet stockholders upon their exchange of ProNet Common Stock for Metrocall Common Stock, except that a ProNet stockholder who receives cash proceeds in lieu of a fractional share interest in Metrocall Common Stock will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to the fractional share interest;

                 (c) the tax basis of the Metrocall Common Stock received by a ProNet stockholder in exchange for his or her ProNet Common Stock will be the same as such stockholder's tax basis in the ProNet Common Stock surrendered in such exchange therefor, reduced by any tax basis allocated to a fractional share interest in Metrocall Common Stock for which cash is received; and

                 (d) the holding period of the Metrocall Common Stock received by a ProNet stockholder will include the period during which the ProNet Common Stock surrendered in exchange therefor was held, provided that such ProNet Common Stock was held by such ProNet stockholder as a capital asset within the meaning of Section 1221 of the Code at the Effective Date.

         Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service (the "IRS"), and the IRS will not be precluded from adopting a contrary position.

         No opinion is expressed as to any matter not specifically addressed above, including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law. Moreover, tax consequences which are different from or in addition to those described herein may apply to holders of ProNet Common Stock who are subject to special treatment under the U.S.
federal income tax laws, such as persons who acquired their shares in compensatory transactions in exchange for services rendered.
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ProNet Inc.
November 5, 1997
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         If the IRS successfully challenged the status of the Merger as a reorganization, a holder of ProNet Common Stock would recognize gain or loss in an amount equal to the difference between the stockholder's tax basis in his or her shares and the fair market value, as of the Effective Time, of Metrocall Common Stock received in exchange therefor. In such event, the stockholder's tax basis in Metrocall Common Stock so received would be equal to its fair market value as of the Effective Time and the holding period for such stock would begin on the day after the Effective Time.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is being delivered to you solely for that purpose, and may be relied upon by ProNet as provided in the Registration Statement. It may not be relied upon or used for any other purpose and may not otherwise be distributed or made available to anyone without our prior written consent.

                                       Very truly yours,


                                       /s/ VINSON & ELKINS L.L.P.
                                       ---------------------------
                                       Vinson & Elkins L.L.P.